Exhibit 10.2
Personal and Confidential
July 11, 2022
c/o Endo International plc
First Floor, Minerva House, Simmonscourt Road
Ballsbridge, Dublin, Ireland
Re:    2022 Retention Program
Dear James:
As previously disclosed, Endo International plc (“Endo” or the “Company”) is focused on exploring strategic alternatives that it believes are in the best interests of the Company. While we cannot speculate on the likelihood, nature or timing of any outcome, the Company is taking additional action to advance our key objective of retaining our talent through this pivotal time period.
On behalf of the Company and its subsidiaries, I am pleased to provide you with the amounts set forth below, subject to the terms and conditions contained in this letter agreement (this “Agreement“). Capitalized terms not defined herein shall have the meanings set forth on Appendix A.
1.Retention Program.
(a)Subject to the terms and conditions set forth in this Agreement, you will receive a cash lump sum payment in an amount equal to $4,630,000 (the “Retention Bonus“), paid prior to July 29, 2022, subject to applicable tax withholding and paid in accordance with Endo’s payroll policies. The Retention Bonus represents (i) the accelerated payment of (A) $390,000 in respect of your annual cash incentive compensation opportunity for 2022 (based on target performance) (the “2022 Bonus“); (B) $1,800,000 in respect of your long-term incentive compensation for 2022 and (C) $250,000 payable in respect of your cash sign-on bonus ((A) – (C), the “Accelerated Compensation“); plus (ii) the accelerated payment of $2,190,000 in respect of your short- and long term-target incentive compensation opportunities for 2023, based on your 2023 short-term incentive compensation target of 65% and your 2023 long-term incentive compensation target of 300% (the “Accelerated 2023 Incentive Compensation“), subject in each case to repayment as further described in this Agreement. The Retention Bonus is in lieu of any rights you may have to receive currently outstanding incentive compensation, as well as any incentive compensation with respect to 2023 or otherwise to be issued in 2023 (except for the Outperformance Bonus).
(b)Except as set forth in this Agreement, you must repay the Retention Bonus unless you remain employed with the Company and its subsidiaries, as applicable, until the following dates (each, a “Vesting Date“): (i) with respect to the 2022 Bonus, March 1, 2023, (ii) with respect to the remaining Accelerated Compensation (other than the 2022 Bonus), December 31, 2022, (iii) with respect to the Accelerated 2023 Incentive Compensation other than the Performance-Based Component, December 31, 2023 and (iv) with respect to the Performance-Based Component, March 1, 2024. If your employment terminates prior to a Vesting Date for any reason other than due to a Qualifying Termination, then you will repay to the Company or its designated subsidiary, within sixty (60) days after the date of termination, the unvested portion of the Retention Bonus. Notwithstanding the foregoing, the unvested portion of the Retention Bonus that is subject to repayment may be repaid within thirty (30) days after the date of termination on an after-tax basis.
(c)You further agree that up to forty percent (40%) of the 2022 Bonus and up to forty percent (40%) of the Accelerated 2023 Incentive Compensation (the “Performance-Based Component“) will be further subject to repayment to the Company or its designated subsidiary if the Company’s Performance Metrics (as defined below) are not achieved in accordance with Section 2 of this Agreement, in the following amounts:
(i)if the Performance Metrics are achieved at a level between the threshold and target levels, between 50% - 100% of the Performance-Based Component will be earned and will no longer be subject to repayment, based on linear interpolation, with such achievement objectively determined by the Compensation & Human Capital Committee (the “Committee”) of the Board of Directors of the Company (the “Board”); and
(ii)if the Performance Metrics are achieved below the threshold level, 0% of the Performance-Based Component will be earned and 100% of the Performance-Based Component will be subject to repayment, with such achievement objectively determined by the Committee.
The Committee will determine and notify you of the level of achievement, if any, of the Performance Metrics (i) with respect to the 2022 Bonus, no later than March 15, 2023 and (ii) with respect to the Accelerated 2023 Incentive Compensation, no later than March 15, 2024. Your repayment of any portion of the Performance-Based Component in accordance with this Section 1(c) must be made no later than sixty (60) days after the applicable notification date; provided, that the Performance-Based Component may be repaid within thirty (30) days after the applicable notification date on an after-tax basis.
(d)Notwithstanding Sections 1(b) and 1(c) above, your repayment obligations with respect to the Retention Bonus will expire upon your Qualifying Termination or upon a Change in Control.
(e)In addition to the payment of the Retention Bonus in accordance with the term of this Agreement, if you are still employed with the Company or any of its subsidiaries (or successors thereto) on March 1, 2024 and the Performance Metrics for 2023 are achieved between the target level and the stretch level, you will be entitled to an additional bonus (the “Outperformance Bonus“) equal to 0 – 100% of the Performance-Based Component, based on linear interpolation, with such achievement objectively determined by the Committee. The Outperformance Bonus will be paid, if earned, in 2024 but no later than March 15, 2024, subject to applicable tax withholding and paid in accordance with Endo’s payroll policies. If your employment with the Company or its subsidiary terminates for any reason on or prior to March 1, 2024, then you will forfeit your right to receive the Outperformance Bonus.
2.Performance Metrics. The Performance-Based Component may be earned based upon the achievement of certain Company-related financial and operational performance metrics which were established by the Committee on April 28, 2022 with respect to the 2022 Bonus, and on July 5, 2022 with respect to the Accelerated 2023 Incentive Compensation (collectively, the “Performance Metrics“). The Performance Metrics will be measured (i) from January 1, 2022 through December 31, 2023 with respect to the 2022 Bonus and (ii) from January 1, 2023 through December 31, 2023 with respect to the Accelerated 2023 Incentive Compensation.
3.No Right to Continued Employment; Sole Benefit. Nothing in this Agreement will confer any right to your continued employment with the Company or its subsidiaries (or successors), which may be terminated at any time in accordance with your employment agreement, if any, and relevant policies. Unless required by law or provided otherwise, the Retention Bonus will not be taken into account in calculating any other compensation or benefits due to you, including with respect to any retirement benefits offered under any employee benefit plans.
4.Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. Any dispute hereunder may be adjudicated in any federal or state court sitting in the State of Delaware or, at the Company’s election, in any other state in which you maintain your principal residence.
5.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same instrument.
6.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between you and the Company or its subsidiaries (or successors) with respect to the subject matter hereof, whether written or oral, including any underlying agreement relating to the Accelerated Compensation or any Accelerated 2023 Incentive Compensation. This Agreement shall not modify your employment agreement with the Company or any of its subsidiaries, if any, or, if applicable, your participation in the Amended and Restated Endo International plc Severance Plan and Summary Plan Description; except, that if you become entitled to any severance payments under either such arrangement in either 2022 or 2023, such payments shall not include a pro-rated annual cash bonus in respect of 2022, a pro-rated annual cash bonus in respect of 2023, or any annual cash bonus for any prior completed year (in each case, to the extent duplicative of payments received under this Agreement or any prior agreement with the Company or its affiliate). This Agreement may be amended or modified only by a written instrument executed by you and the Company.
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Your exceptional leadership and business expertise are critical to Endo as we continue to advance our mission to develop and deliver life-enhancing products through focused execution. We thank you for your commitment to the Company, and are confident that Endo can count on your continued support. Please direct any questions to Tracy Basso, Chief Human Resources Officer.

Very truly yours,

ENDO INTERNATIONAL PLC

By:	/S/ Blaise Coleman
Blaise Coleman
President and CEO

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

/S/ James Tursi
Name:	James Tursi

7/11/2022
Date:

Appendix A – Definitions
For purposes of this Agreement, the capitalized terms below have the following definitions:
“Cause“ shall have the meaning set forth in the Amended and Restated Endo International plc Severance Plan and Summary Plan Description.
“Change in Control“ shall be deemed to have occurred upon the first of the following events to occur:
(i) Any “Person“ (as defined below) is or becomes the “beneficial owner“ (“Beneficial Owner“) within the meaning set forth in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act“), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its “Affiliates“ (as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act)) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of Subparagraph (iii) below;
(ii) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;
(iii) There is consummated a merger or consolidation, reorganization, share exchange or similar corporate transaction of the Company (a “Transaction“) with any other corporation or other entity or entities, other than (A) a Transaction which results in (1) the voting securities of the Company outstanding immediately prior to such Transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such Transaction and (2) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such Transaction or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) a Transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or
(iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
A “Change in Control“ shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Company ordinary shares immediately prior to such transaction(s) continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the Company assets immediately following such transaction or series of transactions. Any of the above events may be effected pursuant to (A) a takeover under Irish takeover rules; (B) a compromise or arrangement under Chapter 1 of Part 9 of the Companies Act 2014 of the Republic of Ireland or (C) Chapter 2 of Part 9 of the Companies Act 2014 of the Republic of Ireland.
“Disability“ shall have the meaning set forth in the Amended and Restated Endo International plc Severance Plan and Summary Plan Description.
“Good Reason“ means (a) a material diminution or material adverse change in your position, authority, duties, or responsibilities with the Company and its subsidiaries (in each case, other than as occurring solely as a result of a change in the Company’s status as a public or private entity); (b) a reduction in your base salary for employment with the Company to a level below that in effect at any time previously (other than as part of a comprehensive reduction in salary applicable to employees of the Company generally so long as the reduction applicable to you is comparable to the reduction applied to other employees of the Company); or (c) the Company’s requirement that you be based at any place outside a 50-mile radius from your then current job location or residence without your written consent, except for travel that is reasonably necessary in connection with the Company’s business.
“Person“ shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified by Sections 13(d) and 15(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by Company shareholders in substantially the same proportions as their ownership of the Company.

“Qualifying Termination“ means (a) the termination of your employment with the Company or its subsidiary (i) other than for Cause, (ii) by you with Good Reason, or (iii) due to your death or Disability; or (b) in connection with a sale or other divestiture of all or any portion of Company assets, a transfer of your employment to a buyer (including pursuant to an offer and acceptance of employment or transfer); provided, in each case under clauses (a) and (b), that you or your estate must execute a general release of claims in favor of the Company and its Affiliates, in a form satisfactory to the Company, and such release becomes irrevocable within 60 days following your termination of employment, in which case the effective date of the Qualifying Termination will be your date of termination of employment. If you or your estate fail to execute and deliver such release, or if you revoke the release, then your employment termination will not be a Qualifying Termination and you (or your estate) must repay the full portion of the Retention Bonus for which the Vesting Dates did not occur as of the termination date no later than 70 days after your termination date.